EXHIBIT 3.52

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “RACAL TELECOMMUNICATIONS, INC.”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF APRIL, A.D. 1997, AT 10 O’CLOCK A.M.

A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.

04-24-97

CERTIFICATE OF INCORPORATION OF RACAL TELECOMMUNICATIONS, INC.

The undersigned, a natural person. for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated under the provisions and subject to the requirements of the laws of the General Corporation Law of the State of Delaware hereby certifies that:

ARTICLE 1. - NAME The name of the corporation is RACAL TELECOMMUNICATIONS, INC. (the Corporation”).

ARTICLE 2. REGISTERED OFFICE AND AGENT The address of the registered office of the Corporation in the State of Delaware is: 1209 Orange Street, in the City of Wilmington. County of New Castle, State of Delaware and the name of the registered agent of this Corporation at such address is: THE CORPORATION TRUST COMPANY.

ARTICLE 3. - PURPOSE The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE 4. - CAPITAL STOCK The total number of shares of stock which Corporation shall have authority to issue is 1,000 shares of common stock with a par value of $1.00 per share.

ARTICLE 5. - INCORPORATORS The name and mailing address of the sole incorporator is: Delfina R Campos, P.O. Box 407044 Fort Lauderdale, FL 33340-7044

ARTICLE 6. - DURATION The Corporation shall have perpetual existence.

ARTICLE 7. - BOARD OF DIRECTORS Management of the business and conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors which shall constitute the whole Bow of Directors shall be fixed by, or in the manner provided. in the Bylaws. The Board of Directors may be either increased or diminished from time to time by the shareholders. Election of directors need not be by written ballot but may be by written consent.

ARTICLE 8. - INDEMNIFICATION

The Corporation may, to the fullest extent permitted by the provisions of §145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any a:ad all persons whom it shall have power to indemnity under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executor; and administrators of such a person.

ARTICLE 9. - AMENDMENT

From time to time any of the provisions of this certificate of incorporation may be amended, altered; or repealed and other provisions authorized by the laws of the State of Delaware, at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provision of this Article 9.

3

The effective time of the certificate of incorporation of the Corporation and the time where the existence of the Corporation shall commence shall be upon its filing with the Secretary of State of the State of Delaware.